Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-176914

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated April 4, 2012.

Prospectus Supplement to the Prospectus dated September 19, 2011 and the Prospectus Supplement dated September 19, 2011 — No.

The Goldman Sachs Group, Inc. Medium-Term Notes, Series D $ 15-Year Callable Quarterly CMS Spread Notes due

The notes will mature on the stated maturity date (set on the trade date, expected to be approximately 15 years after the original issue date, subject to adjustment), subject to our early redemption right, as described below. On the stated maturity date, we will pay you an amount in cash equal to the face amount of your notes plus accrued and unpaid interest, if any. The notes will pay interest quarterly, beginning approximately three months after the original issue date. For each of the first four interest periods, interest will be paid at a rate of 9.00% per annum. For each interest period thereafter, the interest rate will be based on the product of 4 times the CMS spread. The CMS spread will be calculated by subtracting the 2-year CMS rate from the 30-year CMS rate on the relevant interest determination date (which will be the second U.S. Government securities business day (defined herein) preceding the respective interest period, subject to adjustment). The CMS rate for a given day is the U.S. dollar interest rate swap rate on such day.

For each quarterly interest period after the fourth interest period, we will calculate the interest rate for such interest period as follows:

•                  if the CMS spread times 4 is greater than or equal to 10%, then the interest rate per annum will be the maximum interest rate of 10%;

•                  if the CMS spread times 4 is less than 10% but greater than 0%, then the interest rate per annum will be the CMS spread times 4; or

•                  if the CMS spread times 4 is equal to or less than 0%, then the interest rate per annum will be 0%.

After the first four interest periods, if the 2-year CMS rate is equal to or greater than the 30-year CMS rate on any relevant interest determination date (i.e., the CMS spread is less than or equal to 0%), you will receive no interest on your notes for such interest period, even if the CMS spread on subsequent days is greater than 0%. Furthermore, after the first four interest periods, the interest rate per annum will be subject to a cap of 10%.

We have the right to redeem your notes, in whole but not in part, at 100% of their face amount plus any accrued and unpaid interest, on each interest payment date on or after July      , 2012, upon five business days’ prior notice.

Original issue date:	, 2012	Underwriting discount:	% of the face amount
Original issue price:	% of the face amount	Net proceeds to issuer:	% of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement  at an issue price, underwriting discount and net proceeds that differ from the amounts set forth above.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Specific Terms of Your Notes” on page S-8 as well as the “Additional Risk Factors Specific to Your Notes” on page S-4.

In addition, assuming no changes in market conditions, our creditworthiness or other relevant factors, the market value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-4 of this prospectus supplement so that you may better understand those risks.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this prospectus supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co., or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Prospectus Supplement dated           , 2012.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-8. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011 as supplemented by the accompanying prospectus supplement, dated September 19, 2011, relating to Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

CMS spread: on any interest determination date, the difference of the 30-year CMS rate minus the 2-year CMS rate.

30-year CMS rate: for any interest determination date, the 30-year U.S. dollar interest rate swap rate (as described on page S-9) on such day, subject to adjustment as described elsewhere in this prospectus supplement

2-year CMS rate: for any interest determination date, the 2-year U.S. dollar interest rate swap rate (as described on page S-9) on such day, subject to adjustment as described elsewhere in this prospectus supplement

Face amount: each note will have a face amount equal to $1,000; $        in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Trade date:

Original issue date (settlement date) (to be set on the trade date): expected to be the sixth scheduled business day following the trade date

Stated maturity date (to be set on the trade date): expected to be approximately 15 years after the original issue date, subject to our early redemption right and to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-9

Specified currency: U.S. dollars (“$”)

Denominations: $1,000 or integral multiples of $1,000 in excess thereof

Original issue discount notes: not applicable

Interest payment dates (to be set on the trade date): expected to be every January   , April   ,  July    and October   of each year, beginning on July    , 2012, and ending on the stated maturity date, subject to adjustments as described elsewhere in the prospectus supplement

Early redemption: we have the right to redeem your notes, in whole but not in part, at a price equal to 100% of the face amount plus accrued and unpaid interest, on each interest payment date on or after July    , 2012, subject to five business days’ prior notice

Interest rate: for the first four interest periods, the interest rate will be 9.00% per annum.  For each interest period thereafter, subject to our early redemption right, the interest rate will be based upon the CMS spread on the relevant interest determination date for such interest period and will be a rate per annum equal to:

•             if the CMS spread times 4 is greater than or equal to the maximum interest rate: the maximum interest rate;

•             if the CMS spread times 4 is less than the maximum interest rate but greater than 0%: the CMS spread times 4; or

•             if the CMS spread times 4 is equal to or less than 0%: 0%

Maximum interest rate: 10.00% per annum

Day count convention: 30/360 (ISDA)

Business day convention: following unadjusted

Regular record dates: the scheduled business day immediately preceding each interest payment date

Defeasance: not applicable

No listing: the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system

Business day: as described on page S-11

U.S. Government securities business day: any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities

Interest determination dates: for each interest period after the first four interest periods, the second U.S. Government securities business day preceding such interest period

Interest period: the period from and including each interest payment date (or the original issue date, in the case of the initial interest period) to but excluding the next succeeding interest payment date (or the stated maturity date, in the case of the final interest period)

FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

Calculation agent: Goldman, Sachs & Co.

CUSIP no.: 38143U2D2

ISIN no.: US38143U2D22

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated September 19, 2011. Your notes are a riskier investment than ordinary debt securities. You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (As Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Will, and the Price You May Receive for Your Notes May, Be Significantly Less than the Original Issue Price

The value or quoted price of your notes at any time will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes (which it is under no obligation to do), the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures.  These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction.  To the extent that Goldman, Sachs & Co. makes a market in the notes, it may receive income from the spreads between its bid and offer prices for the notes, if any.  The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. See “—The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” below.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

If the CMS Spread Is Less than or Equal to 0% on the Relevant Interest Determination Date for Any Interest Period After the First Four Interest Periods, No Interest Will Be Paid for that Interest Period

Because of the formula used to calculate the interest rate applicable to your notes, in the event the 2-year CMS rate is equal to or greater than the 30-year CMS rate on the relevant interest determination date for any interest period after the first four interest periods (i.e., the CMS spread is less than or equal to 0%), no interest will be paid for such interest period, even if the CMS spread on subsequent days is greater than 0%. Therefore, if the 30-year CMS rate is less than the 2-year CMS rate for a prolonged period of time over the life of your notes after the first four interest periods, you will receive no interest during such period. In such case, even if you receive some interest payments on some or all of the interest payment dates, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

Assuming circumstances where no interest payment is to be made on your notes after the fourth interest period, the present value of your notes as of the original issue date will equal the present value of a bond that pays only the coupons up to and including the fourth interest period, and with the same maturity and face amount issued by us, in each case discounted using current interest rates and credit spreads based on the discount method used by Goldman, Sachs & Co., which may be different from the methods used by others. On the original issue date such present value is expected to be approximately 51.48% of the face amount of your notes (you should not base any tax characterization of your notes on such present value).

The Amount of Interest Payable on Your Notes After the First Four Interest Periods Will Not Be Affected by the CMS Spread on Any Day Other Than the Interest Determination Date for the Applicable Interest Period

For each interest period after the first four interest periods, the amount of interest payable on each interest payment date is calculated based on the CMS spread on the interest determination date for the applicable interest period. Although the actual CMS spread on an interest payment date or at other times after the first four interest periods may be higher than the CMS spread on the interest determination date, you will not benefit from the CMS spread at any time other than on such interest determination date.

The Notes Are Subject to the Credit Risk of Goldman Sachs

The payment of any amount due on the notes is subject to the credit risk of Goldman Sachs. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.

The Amount of Interest Payable On The Notes In Any Quarter Is Capped

After the first four interest periods, the interest rate will be subject to the maximum interest rate of 10.00% per annum, which will limit the amount of interest you may receive on each interest payment date. Because of the formula used to calculate the interest rate on your notes, if the CMS spread times 4 is greater than or equal to 10.00% per annum, the interest rate for that quarter will be capped at 10.00% per annum (equal to a maximum quarterly interest payment of $25.00 for each $1,000 face amount of notes). Thus, you will not benefit from any increases in the CMS spread above 2.50%. Furthermore, since the interest rate is determined quarterly, if the interest rate for at least one interest period after the first four interest periods during any year is less than 10.00% per annum, your actual return for such year will be less than 10.00% per annum, even if the interest rate is 10.00% per annum for the remaining interest periods during such year. Thus, the notes may provide less interest income than an investment in a similar instrument.

The Historical Levels of the CMS Spread Are Not an Indication of the Future Levels of the CMS Spread

In the past, the level of the CMS spread has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the CMS spread are not necessarily indicative of future levels. Any historical upward or downward trend in the CMS spread is not an indication that the CMS spread is more or less likely to increase or decrease at any time after the first four interest periods, and you should not take the historical levels of the CMS spread as an indication of its future performance.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell it in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•                  the 30-year CMS rate and the 2-year CMS rate;

•                  the volatility — i.e., the frequency and magnitude of changes in the level of the CMS spread;

•                  economic, financial, regulatory, political, military and other events that affect CMS rates generally;

•                  interest rates and yield rates in the market;

•                  the time remaining until your notes mature; and

•                  our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the CMS spread based on its historical performance. The actual performance of the CMS spread over the life of the offered notes after the first four interest periods, as well as the interest payable on each interest payment date, may bear little or no relation to the hypothetical levels of the CMS spread or to the hypothetical examples shown elsewhere in this prospectus supplement.

If the CMS Spread Changes, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move differently than the CMS spread. Changes in the CMS spread may not result in a comparable change in the market value of your notes. Even if the CMS spread is greater than 0% during some portion of the life of the offered notes after the first four interest periods, the market value of your notes may not increase in the same manner. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above.

Goldman Sachs’ Anticipated Hedging Activities May Negatively Impact Investors in the Notes and Cause our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing futures and/or other instruments linked to the CMS spread. We also expect to adjust our hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the CMS spread, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final interest determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other rate-linked notes whose returns are linked to changes in the level of the CMS spread.

Any of these hedging or other activities may adversely affect the levels of the CMS spread and therefore the market value of your notes and the amount we will pay on your notes. In addition, you should expect that these transactions will cause Goldman Sachs or its clients or counterparties to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Goldman Sachs will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive On Any Interest Payment Date

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making certain determinations that affect your notes, including determining the CMS spread on any interest determination date in certain circumstances, which we will use to determine the amount, if any, we will pay on any applicable interest payment date after the first four interest payment dates. See “Specific Terms of Your Notes” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

We Are Able to Redeem Your Notes at Our Option

On any interest payment date from and including the first scheduled interest payment date, we will be permitted to redeem your notes at our option. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the value of your notes. It is our sole option whether to redeem your notes prior to maturity, and therefore the term of your notes could be anywhere between three months and fifteen years.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

The Tax Treatment of Your Notes is Uncertain.  However, it Would be Reasonable To Treat Each of Your Notes as a Variable Rate Debt Instrument for U.S. Federal Income Tax Purposes

The tax treatment of your notes is uncertain.  However, it would be reasonable to treat each of your notes as a variable rate debt instrument for U.S. federal income tax purposes and the issuer intends to so treat the notes.  Under those rules, you generally will be required to account for interest on the notes in the manner described under “Supplemental Discussion of Federal Income Tax Consequences” below.  If you are a secondary purchaser of the notes, the tax consequences to you may be different.  Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion.  Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, relating to Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your notes:

Specified currency:

•                  U.S. dollars (“$”).

Form of note:

•                  global form only: yes, at DTC

•                  non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $1,000 or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•                  full defeasance: no

•                  covenant defeasance: no

Other terms:

•                  a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, discount or commission and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market-making transaction after the initial issuance and sale of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Payment of Principal on Stated Maturity Date

With respect to the offered notes that have not been redeemed, on the stated maturity date we will pay you an amount in cash equal to the outstanding face amount of your notes.

Stated Maturity Date

The stated maturity date will be set on the trade date and is expected to be approximately 15 years after the original issue date, subject to our early redemption right, unless that day is not a business day, in which case the stated maturity date will instead occur on the next succeeding business day.

Interest Payments

During the first four interest periods, the interest rate on the notes will be 9.00% per annum. For each interest period thereafter, the interest rate will be based upon the CMS spread on the relevant interest determination date for such interest period and will be a rate per annum equal to:

•             if the CMS spread times 4 is greater than or equal to the maximum interest rate, the maximum interest rate;

•             if the CMS spread times 4 is less than the maximum interest rate but greater than 0%, the CMS spread times 4; or

•             if the CMS spread times 4 is equal to or less than 0%, 0%.

The maximum interest rate is 10.00% per annum. Based on the formula used to calculate the interest rate on your notes, you will therefore not benefit from any increases in the CMS spread above 2.50%. Furthermore, if the CMS spread on the relevant interest determination date for any interest period after the first four interest periods is 0% or less, no interest will be paid for such interest period.

The calculation agent will calculate the amount of interest payable on each interest payment date for the applicable interest period after the first four interest periods in the following manner. For each $1,000 face amount of your notes and for each interest period, the calculation agent will calculate the amount of interest to be paid by calculating the product of (i) the $1,000 face amount times (ii) the interest rate times (iii) 90/360.

Interest, if any, will be paid on your notes on each quarterly interest payment date, which will be set on the trade date. If an interest payment date (other than the interest payment date that falls on the stated maturity date) falls on a day that is not a business day, the payment due on such interest payment date will be postponed to the next day that is a business day; provided that interest due with respect to such interest payment date shall not accrue from and including such interest payment date to and including the date of payment of such interest as so postponed. If the stated maturity date falls on a day that is not a business day, payment of principal and interest otherwise due on such day will be made on the next succeeding business day, and no interest on such payment shall accrue for the period from and after the stated maturity date.

CMS Rate

In this prospectus supplement, when we refer to the CMS rate, we mean the rate, on the applicable interest determination date, appearing on the Reuters screen ISDAFIX1 page for 30-year or 2-year index maturity, as the case may be, as of approximately 11:00 A.M., New York City time, on the relevant interest determination date. If the CMS rate cannot be determined in this manner, then:

•                            The applicable CMS rate for the relevant interest determination date will be determined on the basis of the mid-market semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market at approximately 11:00 A.M., New York City time, on any interest determination date. For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to thirty years or two years, as the case may be, commencing on the relevant interest determination date, with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, is equivalent to LIBOR with a designated maturity of three months, as such rate may be determined in accordance with the provisions set forth under “Description of Notes We May Offer — Interest Rates — LIBOR Notes” in the accompanying prospectus supplement. The calculation agent will select the five swap dealers in its sole discretion and will request the principal New York City office of each of those dealers to provide a quotation of its rate.

•                            If at least three quotations are provided, the CMS rate for that interest determination date will be the arithmetic mean of the quotations described above, eliminating the highest and lowest quotations or, in the event of equality, one of the highest and one of the lowest quotations.

•                            If fewer than three quotations are provided, the calculation agent will determine the CMS rate in its sole discretion.

CMS Spread

In this prospectus supplement, when we refer to the CMS spread, we mean, for any interest determination date, the difference of the 30-year CMS rate minus the 2-year CMS rate.

Manner of Payment

Any payment on your notes at maturity or upon redemption will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We may pay interest on any interest payment date by check mailed to the person who is the holder on the regular record date. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series D medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the CMS spread, the 30-year CMS rate, the 2-year CMS rate, the interest determination dates, the regular record dates, the interest payable, if any, on each interest payment date, U.S. Government securities business days, business days, postponement of the stated maturity date and the amount payable on your notes at maturity or redemption, as applicable. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Our Early Redemption Right

We may redeem your notes, at our option, in whole but not in part, on any interest payment date on or after July     , 2012, for an amount equal to 100% of the face amount plus any accrued and unpaid interest to, but excluding, the redemption date.

If we choose to exercise our early redemption right described in this prospectus supplement, we will notify the holder of your notes and the trustee by giving five business days’ prior notice. The day we give the notice, which will be a business day, will be the redemption notice date and the immediately following interest payment date, which we will state in the redemption notice, will be the redemption date. We will not give a redemption notice that results in a redemption date later than the stated maturity date.

If we give the holder a redemption notice, we will redeem the entire outstanding face amount of your notes as follows. On the redemption date, we will pay to the holder of record on the business day immediately preceding the redemption date, the redemption price in cash, together with any accrued and unpaid interest to, but excluding, the redemption date, in the manner described under “Manner of Payment” above.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” on page 28 in the accompanying prospectus.

U.S. Government securities business day

When we refer to a U.S. Government securities business day with respect to your notes, we mean any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of instruments linked to CMS rates. In addition, from time to time, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to CMS rates. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•                  expect to acquire or dispose of positions in over-the-counter options, futures or other instruments linked to CMS rates, and/or

•                  may take short positions in securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may also acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the CMS spread.

HISTORICAL CMS SPREADS AND HYPOTHETICAL EXAMPLES

The graph set forth below illustrates the historical CMS spreads from April 2, 2002 through April 2, 2012. We obtained the CMS spreads shown in the graph from Reuters, without independent verification.

The historical CMS spreads reflected in the graph set forth below are based on actual CMS rate movements during the time period. We cannot assure you, however, that this performance will be replicated in the future or that the historical CMS spreads will serve as a reliable indicator of future performance. The CMS spread has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the CMS spread during the period shown below is not an indication that the CMS spread is more or less likely to increase or decrease at any time after the first four interest periods.

You should not take the historical CMS spreads provided below as an indication of the future CMS spreads. We cannot give you any assurance that the future CMS spreads will result in you receiving interest payments greater than the interest payments you would have received after the first four interest payments if you invested in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate. Neither we nor any of our affiliates make any representation to you as to the CMS spread. In light of the increased volatility currently being experienced by the financial services sector and U.S. and global securities markets and recent market declines, it may be substantially more likely that you could receive interest payments less than the interest payments you would have received if you invested in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

Hypothetical Examples

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate how the hypothetical interest rates and the hypothetical interest payments would be calculated for each $1,000 face amount of notes after the first four interest payments. The actual interest payment will depend on the actual level of the CMS spread on each interest determination date. The applicable interest rate for each interest period will be determined quarterly on a per annum basis but will apply only to that interest period. In addition, whether or not you would receive interest at the hypothetical interest rate below would depend on whether or not we determine to exercise our early redemption right prior to the interest period in which such interest rates would be applicable. These values and assumptions have been chosen arbitrarily for the purpose of these examples, and should not be taken as indicative of the future performance of the CMS spread. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical 30 Year CMS Rate	Hypothetical 2 Year CMS Rate	30 Year CMS Rate Less 2 Year CMS Rate (the CMS Spread)	Hypothetical Interest Rate (Per Annum)	Hypothetical Quarterly Interest Payment
0.00%	8.00%	-8.00%	0.00%	$0.00
3.00%	5.00%	-2.00%	0.00%	$0.00
5.00%	5.00%	0.00%	0.00%	$0.00
5.00%	4.50%	0.50%	2.00%	$5.00
7.00%	6.00%	1.00%	4.00%	$10.00
7.00%	4.75%	2.25%	9.00%	$22.50
9.00%	3.00%	6.00%	10.00%	$25.00

The following examples illustrate how the interest rates set forth in the table above are calculated.

Example 1: Based on a hypothetical 30 year CMS rate of 3.00% and a hypothetical 2 year CMS rate of 5.00%, the interest payable for the relevant interest payment date is calculated as follows:

Step 1: Calculate the CMS spread

The CMS spread is calculated as the difference between the hypothetical 30 year CMS rate of 3.00% and the hypothetical 2 year CMS rate of 5.00%:

CMS spread = -2.00%

Step 2: Calculate the interest rate (per annum)

Because the CMS spread equals  -2.00%, the interest rate for the relevant interest payment date shall be zero.

Step 3: Calculate the quarterly interest payment for the relevant interest period

The amount of interest payment for the relevant interest period equals the product of (i) the face amount times (ii) the interest rate times (iii) the applicable day count convention on a 30/360 basis. No adjustments will be made in the event an interest payment date is not a business day. The interest payment for this interest period is zero because the CMS spread times four is less than 0.00%.

Example 2: Based on a hypothetical 30 year CMS rate of 7.00% and a hypothetical 2 year CMS rate of 6.00%, the interest payable for the relevant interest payment date is calculated as follows:

Step 1: Calculate the CMS spread

The CMS spread is calculated as the difference between the hypothetical 30 year CMS rate of 7.00% and the hypothetical 2 year CMS rate of 6.00%:

7.00% - 6.00% = 1.00%

Step 2: Calculate the interest rate (per annum)

The per annum interest rate for the relevant interest period equals 1.00% times 4.0, subject to the maximum interest rate of 10.00% per annum and shall be no less than zero. Given that 1.00% times 4.0 equals 4.00% which is more than zero and less than 10.00%, the interest rate for the relevant interest payment date shall be 4.00%.

Step 3: Calculate the quarterly interest payment for the relevant interest period

The amount of interest payment for the relevant interest period equals the product of (i) the face amount times (ii) the interest rate times (iii) the applicable day count convention on a 30/360 basis. No adjustments will be made in the event an interest payment date is not a business day. The interest payment for this interest period with a hypothetical interest payment rate of 4.00% is $10.00 for every $1,000 face amount of notes, calculated as follows:

$1,000 x 4.00% x 90/360 = $10.00

Example 3: Based on a hypothetical 30 year CMS rate of 9.00% and a hypothetical 2 year CMS rate of 3.00%, the interest payable for the relevant interest payment date is calculated as follows:

Step 1: Calculate the CMS spread

The CMS spread is calculated as the difference between the hypothetical 30 year CMS rate of 9.00% and the hypothetical 2 year CMS rate of 3.00%:

9.00% – 3.00% = 6.00%

Step 2: Calculate the interest rate (per annum)

The per annum interest rate for the relevant interest period equals 6.00% times 4.0, subject to the maximum interest rate of 10.00% per annum and shall be no less than zero. Given that 6.00% times 4.0 equals 24.00% which is greater than 10.00%, the interest rate for the relevant interest payment date shall be 10.00% (that is, shall be set equal to the maximum interest rate).

Step 3: Calculate the quarterly interest payment for the relevant interest period

The amount of interest payment for the relevant interest period equals the product of (i) the face amount times (ii) the interest rate times (iii) the applicable day count convention on a 30/360 basis. No adjustments will be made in the event an interest payment date is not a business day. The interest payment for this interest period with a hypothetical interest rate of 10.00% is $25.00 for every $1,000 face amount of notes, calculated as follows:

$1,000 x 10.00% x 90/360 = $25.00

The payment amounts shown above are entirely hypothetical; they are based on hypothetical interest rates that may not be achieved on any interest determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That are Unpredictable and Interrelated in Complex Ways” on page S-5.

We cannot predict the actual CMS spread on any interest determination date or the market value of your notes, nor can we predict the relationship between the CMS spread and the market value of your notes at any time prior to the stated maturity date and after the first four interest periods. The actual interest payment that a holder of the offered notes will receive at each interest payment date and the rate of return on the offered notes will depend on the actual CMS spread for each interest period determined by the calculation agent after the first four interest periods, determined by the calculation agent over the life of your notes. Moreover, the assumptions on which the hypothetical example is based may turn out to be inaccurate. Consequently, the interest amount to be paid in respect of your notes, if any, on each interest payment date and after the first four interest periods may be very different from the information reflected in the example above.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a life insurance company;

•                  a tax-exempt organization;

•                  a person that owns the notes as a hedge or that is hedged against interest rate risks;

•                  a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or

•                  a United States holder whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to United States federal income tax regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

Tax Treatment. The tax treatment of your notes is uncertain.  The tax treatment of your notes will depend upon whether the notes are properly treated as variable rate debt instruments or contingent payment debt instruments.  This in turn depends, in part, upon whether it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term. Based on the current market conditions, we expect to take the position that it is not reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term. We accordingly expect to treat your notes as variable rate debt instruments for U.S. federal income tax purposes.

Based on market conditions on the trade date, we may take the position that it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term.  In this case, we would treat your notes as contingent payment debt instruments, as discussed below under “Alternative Treatments”.  We will make a final determination as to the manner in which we intend to treat the notes on the trade date based on market conditions in effect at such time.  The final disclosure statement will set forth the manner in which we intend to treat the notes for tax purposes.  Except as otherwise noted below under “Alternative Treatments”, the discussion below assumes that the notes will be treated as variable rate debt instruments for tax purposes.

Our current determination that it is not reasonably expected that the return on your notes during the first half of the notes’ term will be significantly greater or less than the return on your notes during the second half of the notes’ term is made solely for U.S. federal income tax purposes, and is not a prediction or guarantee as to whether the return on the notes during the first half of the notes’ term will or will not be significantly greater or less than the return on the notes during the second half of the notes’ term.

You should include the interest payments on the notes in ordinary income at the time you receive or accrue such payments, depending on your regular method of accounting for tax purposes.  You will generally recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your notes. See the discussion under “United States Taxation — Taxation of Debt Securities — United States Holders — Purchase, Sale and Retirement of the Debt Securities” in the accompanying prospectus for more information. In addition, capital gain of a non-corporate United States holder that is recognized in taxable years beginning before January 1, 2013 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

If you purchase the notes at a discount to the principal amount of the notes, you may be subject to the rules governing market discount as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Market Discount” in the accompanying prospectus. If you purchase the notes at a premium to the principal amount of the notes, you will be subject to the rules governing premium as described under “United States Taxation — Taxation of Debt Securities — United States Holders — Debt Securities Purchased at a Premium” in the accompanying prospectus.

Alternative Treatments. If it is determined that it is reasonably expected that the return on the notes during the first half of the notes’ term will be significantly greater or less than the return on the notes during the second half of the notes’ term, the notes should be treated as a debt instrument subject to special rules governing contingent payment obligations for U.S. federal income tax purposes. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. In addition, you would be required to construct a projected payment schedule for the notes and you would make a “positive adjustment” to the extent of any excess of an actual payment over the corresponding projected payment under the notes, and you would make a “negative adjustment” to the extent of the excess of any projected payment over the corresponding actual payment under the notes. You would recognize gain or loss upon the sale, exchange, redemption or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted tax basis in your notes. Any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes, and thereafter, would be capital loss.

It is also possible that the Internal Revenue Service could determine that the notes should be subject to special rules for notes that provide for alternative payment schedules if one of such schedules is significantly more likely than not to occur. If your notes are subject to those rules, you would generally be required to include the stated interest on your notes in income as it accrues even if you are otherwise subject to the cash basis method of accounting for tax purposes. The rules for notes that provide alternative payment schedules if one of such schedules is significantly more likely than not to occur are discussed under “United States Taxation—United States Holders—Original Issue Discount—Debt Securities Subject to Contingencies Including Optional Redemption” in the accompanying prospectus.

You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the notes and are, for United States federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of    % of the face amount.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $           .  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on         , 2012, which is expected to be the sixth scheduled business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes initially are expected to settle in six business days (T + 6), to specify alternative settlement arrangements to prevent a failed settlement.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the offered notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such offered notes may be made to the public in that Relevant Member State:

(a) if the final terms in relation to the offered notes specify that an offer of those notes may be made other than pursuant to Article 3(2) of the Prospectus Directive in that Relevant Member State (a “Non-exempt Offer”), following the date of publication of a prospectus in relation to the offered notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, provided that any such prospectus has subsequently been completed by the final terms contemplating such Non-exempt Offer, in accordance with the Prospectus Directive, in the period beginning and ending on the dates specified in such prospectus or final terms, as applicable and the Issuer has consented in writing to its use for the purpose of that Non-exempt Offer;

(b) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(c) at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(d) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of offered notes referred to in (b) to (d) above shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Goldman, Sachs & Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong, the “SFO”) and any rules made thereunder.

The offered notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended, the “FIEL”) and Goldman, Sachs & Co. has agreed that it will not offer or sell any offered notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.  As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the offered notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) pursuant to Section 276(7) of the SFA.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

		$ The Goldman Sachs Group, Inc. 15-Year Callable Quarterly CMS Spread Notes due Medium Term Notes, Series D ___________________ ___________________ Goldman, Sachs & Co.

Prospectus Supplement
	Page

Summary Information	S-2
Additional Risk Factors Specific to Your Notes	S-4
Specific Terms of Your Notes	S-8
Use of Proceeds and Hedging	S-12
Historical CMS Spreads and Hypothetical Examples	S-13
Supplemental Discussion of Federal Income Tax Consequences	S-16
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20

Prospectus Supplement dated September 19, 2011

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-28

Prospectus dated September 19, 2011

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140